Exhibit 4.2

DESCRIPTION OF THE REGISTRANTS’ SECURITIES REGISTERED PURSUANT

TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock and preferred stock of Modular Medical, Inc. (“we” or “us”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation, and our bylaws, as amended, each of which is incorporated herein by reference and are exhibits to our Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.2 is a part. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Nevada Revised Statutes for additional information.

Description of Capital Stock

Each holder of our common stock is entitled to a pro rata share of any cash distributions made to shareholders, including any dividend payments. The holders of our common stock are entitled to one vote for each share on all matters to be voted on by our shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, under our charter documents, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. Our board of directors currently are elected as a single class. Our board of directors may from time to time declare dividends on our outstanding shares. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the Nevada Revised Statutes (the “NRS”) contain certain provisions that could delay or make more difficult an acquisition of control of us not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our shareholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and NRS that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, forms of each are included as exhibits to our Annual Report on Form 10-K for the year ended March 31, 2021.

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Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation provide that our board of directors has the right in its discretion to issue preferred stock without approval of our shareholders and to set the series, classes, rights, privileges and preferences of our preferred stock or any classes, or series thereof without approval. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies and Increases in Director

Any vacancies on our board occurring by reason of death, resignation or otherwise, or if the number of our directors is increased, the directors then in office shall continue to act and such vacancies or newly created directorships shall be filled by a vote of such then directors, though less than a quorum, in any way approved by the meeting. Any directorship to be filled by reason of removal of one or more directors by the shareholders may be filled by election by the shareholders at the meeting at which the director or directors are removed.

Removal of Director

Our bylaws provide that, at a meeting of our shareholders expressly called for that purpose, one or more of our directors may be removed by a vote of a majority of our outstanding shares of common stock entitled to vote at an election of directors.

Board Action Without Meeting

Our bylaws provide that any action required to be taken at a meeting of our directors or any other action which may be taken at a meeting of our directors or of a committee, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by all of the directors, or all of the members of the committee, as the case may be, which such consent shall have the same legal effect as a unanimous vote of all the directors or members of the committee. Board action through written consent allows our board to make swift decisions, including in the event of a hostile takeover attempt by current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Re-Capitalization

Our articles of incorporation provide that our board of directors, without the approval of our shareholders, may adopt any re-capitalization affecting our outstanding securities by effecting a forward or reverse split of all of our outstanding securities.

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Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any shareholder proposal and disseminated in connection with any meeting of shareholders.

Amendments to Articles of Incorporation and Bylaws

Our by-laws give both our board of directors and shareholders the right to amend, alter, repeal and adopt new bylaws, except that (i) bylaws adopted or amended by our  shareholders may not  be altered or repealed by our  board of directors; and (ii) no bylaws shall be adopted by our  board of directors that  require more than a majority of our outstanding voting shares for a quorum at a meeting of our shareholders, or more than a majority of the votes cast to constitute action by our  shareholders, except where higher percentages are required by law.

Nevada Statutory Provisions

Although pursuant to our articles of incorporation and bylaws we elected that the Nevada Control Share Acquisition Act, Sections 78.378 to 78.3793, inclusive, of the NRS, does not apply to us, we are subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibit a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder,” subject to certain exceptions for authorized combinations, as provided therein.

Pursuant to NRS 78.195, our articles of incorporation provide for the authority of our board of directors to, without shareholder approval, issue shares of our preferred stock in series or classes by filing an amendment thereto and to establish from time to time the number of shares to be included in such series or class and to fix the designation, powers, preferences and rights of the shares of each such series or class and the qualifications, limitations or restrictions thereof.

Classification of Directors

Although to date our board of directors has not elected to do so, our bylaws authorize our board to divide our directors into either two or three classes, with each class to be as nearly equal in number as possible and the term of office of the directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class, if any, to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the second succeeding annual meeting, if there be two classes, or until the third succeeding annual meeting, if there be three classes.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Co., Inc.

Listing

Our common stock is currently traded on the OTCQB Venture Market under the symbol “MODD.”

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